Exhibit 99.1

Lightlake Therapeutics Inc. Announces Collaboration With NIDA and the Perelman School of Medicine at the University of Pennsylvania

Study to Examine Opioid Antagonist Drug in Patients Addicted to Cocaine

December 23, 2015 09:00 ET | Source: Lightlake Therapeutics Inc.

NEW YORK, Dec. 23, 2015 (GLOBE NEWSWIRE) -- Lightlake Therapeutics Inc. (“Lightlake”) (OTCQB:LLTP), a specialty pharmaceutical company developing pharmacological treatments for substance use, addiction, and eating disorders, announced today that an opioid antagonist drug will be tested in patients with Cocaine Use Disorder at the University of Pennsylvania. The study will be conducted by the Department of Psychiatry at the Perelman School of Medicine at the University of Pennsylvania, and is beginning recruitment in December 2015.

Funded by a Medications Development Centers of Excellence Cooperative (U54) Program from the National Institute on Drug Abuse (NIDA), a part of the National Institutes of Health (NIH), the study plans to use functional Magnetic Resonance Imaging (fMRI) to better understand the impact of an opioid antagonist drug in the brain of patients with Cocaine Use Disorder. The study plans to test its impact on brain networks related to addiction-relevant processes, such as reward and inhibition. NIDA previously collaborated with Lightlake on two studies with respect to an opioid antagonist treatment to reverse opioid overdoses, which have reached epidemic proportions in the United States. Kyle Kampman, M.D., professor of Psychiatry and medical director of the Center for Studies on Addiction at Penn, is the Director of the NIH/NIDA U54 Center at Penn, and Anna Rose Childress, Ph.D., research professor of psychology in the department of Psychiatry, is the Principal Investigator (PI) for the imaging project.

According to the 2014 National Survey on Drug Use and Health undertaken by the Substance Abuse and Mental Health Services Administration (SAMHSA), there were 1.5 million current cocaine users aged 12 or older, or 0.6% of the United States population. Most seriously, in the short-term cocaine users can suffer from heart attacks, strokes, and convulsions, which may result in sudden death. With increasing dosages and frequency of use the risks of adverse psychological, physiological, and psychosocial complications can increase.

The route of administration can produce different adverse effects. For example, snorting cocaine can lead to loss of sense of smell and difficulty in swallowing, and ingesting cocaine can cause severe bowel gangrene due to reduced blood flow. Chronic injections of cocaine can lead to inflammation of the heart muscle and its inner lining, and to increased risk of HIV and viral hepatitis from sharing contaminated needles. Smoked cocaine (“crack”) – the method of cocaine use for patients in the upcoming study – can add multiple lung complications to the cardiovascular risks. These complications can include deposits of black tarry residue, pulmonary injury, breathing difficulties (i.e. “crack lung”), and pre-malignant changes in lung tissue. Smoked cocaine also can lead to increased risk of HIV transmission through mouth sores and shared smoking pipes, and through risky, unprotected sex. Psychiatric complications from chronic cocaine use can include paranoia, tactile hallucinations (“crawling bugs under the skin”), and low mood or suicidal thoughts at the end of a binge.

“We are excited to have entered such a significant collaboration with the distinguished faculty at Penn. Results from this collaboration will be important to Lightlake and we plan to launch additional studies soon afterwards for this indication,” said Dr. Roger Crystal, CEO of Lightlake. He added, “We are glad to have this opioid antagonist drug included in this important research.”

Dr. Anna Rose Childress, PI for the study, remarked that “…we feel it is very important to test candidate addiction medications for impact on brain targets as part of the development pipeline. If the medication demonstrates impact on the brain endpoints in cocaine patients, it will clearly encourage further testing of opiate antagonism for Cocaine Use Disorders. There are no FDA-approved pharmacological treatments for Cocaine Use Disorders—it is an area of huge unmet medical need.”

About SAMHSA

The Substance Abuse and Mental Health Services Administration (SAMHSA) is the agency within the U.S. Department of Health and Human Services that leads public health efforts to advance the behavioral health of the nation. SAMHSA’s mission is to reduce the impact of substance abuse and mental illness on America’s communities.

About NIDA

The National Institute on Drug Abuse (NIDA) is a component of the National Institutes of Health (NIH), U.S. Department of Health and Human Services. NIDA supports most of the world’s research on the health aspects of drug abuse and addiction. NIDA carries out a large variety of programs to inform policy and improve practice. Fact sheets on the health effects of drugs of abuse and information on NIDA research and other activities can be found at http://www.drugabuse.gov, which is now compatible with your smartphone, iPad or tablet. To order publications in English or Spanish, call NIDA’s DrugPubs research dissemination center at 1-877-NIDA-NIH or 240-645-0228 (TDD) or email requests to drugpubs@nida.nih.gov. Online ordering is available at http://drugpubs.drugabuse.gov. NIDA’s media guide can be found at http://www.drugabuse.gov/publications/media-guide/dear-journalist, and its easy-to-read website can be found at http://www.easyread.drugabuse.gov.

About Lightlake Therapeutics Inc.

Lightlake Therapeutics Inc. is a specialty pharmaceutical company developing pharmacological treatments for substance use, addiction, and eating disorders. Lightlake has entered into a licensing deal with a subsidiary of Adapt Pharma Limited with respect to a treatment to reverse opioid overdoses, which have reached epidemic proportions in the United States. This treatment, NARCAN® Nasal Spray, was approved by the U.S. Food and Drug Administration in November 2015. Lightlake also has collaborated on clinical trials with the National Institute on Drug Abuse, part of the National Institutes of Health, with respect to this treatment. In addition, Lightlake has completed a Phase II clinical trial to treat Binge Eating Disorder. For more information please visit: www.lightlaketherapeutics.com.

Forward-Looking Statements

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Corporate Contact:

Lightlake Therapeutics Inc.

445 Park Avenue, 9th Floor

New York, NY 10022

Dr. Roger Crystal, CEO

(212) 829-5546

investor.relations@lightlaketherapeutics.com